Exhibit 11.1

The following is an English translation of Section 7 of KT Corporation (the Company)’s Disclosure Controls and Procedures Guideline.

Section 7: Prohibition of Insider Trading

Article 40 (Prohibition on the Use of Material Nonpublic Information) Employees shall not use material nonpublic information obtained during the course of their work (hereinafter referred to as “Material Nonpublic Information”), as defined in Article 174(1) of the Financial Investment Services and Capital Markets Act of Korea (hereinafter referred to as the “Act”), to trade in securities or related financial instruments, as defined in Article 172(1) of the Act, nor shall they disclose such information to others for trading purposes.

Article 41 (Handling of Material Nonpublic Information) ① The Representative Director or the person responsible for disclosure shall implement appropriate safeguards to manage Material Nonpublic Information, including the following:

1.	Documents containing Material Nonpublic Information must be stored securely in a location accessible only to authorized personnel.

2.	Employees must avoid discussing Material Nonpublic Information in public or semi-public spaces, such as elevators or hallways, where others may overhear the conversation.

3.

Documents containing Material Nonpublic Information must not be stored in public areas. When disposed of, they must be shredded or destroyed by appropriate means to ensure that the information cannot be discerned.

4.	Employees must preserve the confidentiality of Material Nonpublic Information both within and outside the Company.

5.	All electronic transmission (including by fax or email) of Material Nonpublic Information must be conducted under secure conditions.

6.	Unnecessary duplication of documents containing Material Nonpublic Information must be avoided, and any used copies must be promptly collected and secured in meeting rooms or work-related areas.

7.	Extra copies of documents containing Material Nonpublic Information must be completely destroyed through shredding or equivalent secure destruction methods.

② Employees shall not disclose the Company’s Material Nonpublic Information. However, if disclosure is unavoidable (such as to counterparties, legal counsel or external auditors), employees must consult in advance with the person responsible for disclosure or the head of the disclosure department, and disclose only the minimum information necessary.

③ If Material Nonpublic Information is inadvertently disclosed, the employee must immediately report the incident to the head of the disclosure department.

④ Upon receiving the notification mentioned in the preceding paragraph, the head of the disclosure department shall report the matter to the person responsible for disclosure and take appropriate measures, including public disclosure if necessary.

Article 42 (Material Nonpublic Information of Affiliates) The use of any affiliates’ Material Nonpublic Information by the Company’s employees is subject to the same restrictions as those outlined in Article 40 of this Section.

Article 43 (Return of Short-swing Profits) ① Executives and the following employees must return any profits to the Company resulting from the purchase and sale (or sale and repurchase) of the Company’s securities within a six-month period, in accordance with Article 172 of the Act:

1.	Employees involved in the planning, amendment, execution, or disclosure of material reportable events as defined in Article 13(3)

2.	Employees involved in finance, accounting, strategic planning, or research and development

② If a shareholder (including holders of equity securities or depositary receipts, hereinafter referred to as “shareholders”) requests the Company to recover short-swing profits from an employee, the disclosure department must report such request to the person responsible for disclosure.

③ Within two months of receiving the request mentioned in the previous paragraph, the person responsible for disclosure must initiate appropriate actions, including legal procedures, to recover the profits.

④ the person responsible for disclosure must ensure that the following information is promptly disclosed on the Company’s website for a period of two years from the date of notice from the Securities and Futures Commission (hereinafter referred to as the “SFC”), unless the short-swing profits have been returned:

1.	The position of the individual required to return the profits

2.	The total amount of short-swing profits (grouped by executives, employees, or major shareholders)

3.	The date of the SFC’s notice of short-swing profits

4.	The Company’s plan for recovering the short-swing profits

5.	A statement informing shareholders of their right to request the Company to seek recovery, and that if the Company does not act within two months, shareholders may take action on the Company’s behalf